EXHIBIT 99

CONTACT:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Jon Harris - Tel. (773) 864-6850

EDELMAN Michele Loguidice V.P. Financial Communications (212) 704-8243 michele.loguidice@edelman.com

FOR IMMEDIATE RELEASE

Bally Total Fitness Retains KPMG LLP as Independent Auditors

CHICAGO, IL – May 18, 2004 -- Bally Total Fitness Holding Corporation (NYSE:BFT) today announced that the Audit Committee of its Board of Directors has selected KPMG LLP as the Company’s new independent auditor.

“We are looking forward to working with KPMG. Their high audit standards and commitment to a strong control environment should be helpful in building investor confidence,” said Ken Looloian, Chairman of the Audit Committee. Paul Toback, Chairman, CEO and President of Bally Total Fitness Holding Corporation added, “KPMG’s broad experience, particularly in the retail and consumer sector where Bally is focused, will be enormously valuable to us as we accelerate our drive to maximize the potential of our business.”

KPMG LLP becomes the Company’s independent auditors effective immediately, replacing Ernst & Young LLP. This change in auditors is also described in the Company’s current Report on Form 8-K filed with the Securities and Exchange Commission May 18, 2004.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 440 facilities located in 29 states, Canada, Asia, Mexico and the Caribbean under the Bally Total Fitness, Crunch FitnessSM, Gorilla SportsSM, Pinnacle Fitness, Bally Sports Clubs and Sports Clubs of Canada brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

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